Exhibit 99.2

ONE WORLD CEO: “WE’RE MERGING WITH TONNER!”

ONE WORLD HOLDINGS, INC. – Houston, Texas – December 3, 2015. One World Holdings, Inc. [OTCPink:OWOO]  and Tonner Doll Company, Inc., today announced that their Boards of Directors have approved a definitive agreement for The One World Doll Project (a subsidiary of One World Holdings) to merge with Tonner Doll Company. The agreement was entered into on December 2, 2015. The agreement is a friendly, stock-for-stock transaction in which 100 percent of Tonner Doll Company’s 145,200,000 shares outstanding will be converted into an equal number of shares of One World Holdings. Each Tonner Doll Company share will be exchanged for 1 share of One World Holdings common stock, resulting in Tonner Doll Company shareholders owning approximately 15% percent of One World Holdings common stock upon closing. Also following the closing of the merger, The One World Doll Project will change its name to Tonner One World to reflect the combined business of both companies.  Under the definitive agreement, all assets, licenses and contracts of both companies will become the property of Tonner – One World, which will remain a wholly owned subsidiary of One World Holdings, which will file with FINRA and the state of Nevada to change its name to Tonner One World Holdings, Inc.

As a component to the merger, a Connecticut based private equity firm that has been a primary funder of One World Holdings for the past three years has agreed to fund the company with an additional $750,000, and plans continue to fund One World Holdings until it completes a proposed $5,000,000 round of private equity financing. In connection with the definitive agreement, One World Holdings will increase its authorized shares to 1.6 billion shares, which management believes will facilitate the merger transaction and permit One World Holdings to collateralize the $750,000 funding, as well as provide shares potentially needed to facilitate the private offering.

"The combination of The One World Doll Project and Tonner Doll Company creates an exciting opportunity for our company, for our customers, and for our shareholders," said Corinda Joanne Melton, President and CEO, One World Holdings. "In addition to creating a world-class toy company, this is a compelling financial and strategic transaction for our shareholders,” she added. “Robert Tonner and his team have created a multi-million dollar collector doll company that, combined with One World, has the foundation for massive future growth, new product development and maximization on current licenses to create product for some of Hollywood’s biggest television and film projects.”

"This combination creates a company that delivers maximum value for us and we are thrilled to be joining forces with the amazing team at One World,” said Robert Tonner, CEO of Tonner Doll Company.

Management of both companies believe that the new toy company, which will be led by CEO Corinda Joanne Melton, President Robert Tonner and COO, Jack Kralik, will generate multiple benefits, including an accelerated deployment of products into big box retail stores and innovative ventures into ancillary properties " such as character licensing, children's  television programming, apparel, accessories and  publications.

Through the merger, Tonner – One World will acquire Tonner Doll Company’s approximately 15 thousand customers. The merger agreement between The One World Doll Project and Tonner Doll Company has received board and shareholder approval from both companies, and is subject to customary conditions and is expected to close during the first quarter of 2016.

For more information about the merger, hear interviews with company executives about  Tonner  One World, log onto tonneroneworld.com.

About The One World Doll Project:
Established in 2010, The One World Doll Project, a subsidiary of One World Holdings, Inc. (OTCQB: OWOO) is committed to changing the retail landscape of the doll industry. The Prettie Girls!™ (Positive Respectful Enthusiastic Talented Truthful Inspiring Excellent), The One World Doll Project’s debut collection, is a line of fashion play dolls that are diverse in culture, interests, and style. Founders Trent T. Daniel and Stacey McBride-Irby, a former Mattel® designer who designed Mattel’s first authentically designed African-American dolls, developed the Prettie Girls! to capture the essence of positive values and attributes that every little girl can embrace.

About Tonner Doll Company: Tonner Doll Company, founded by Robert Tonner in 1991, is an established collector doll enterprise based in New York. The company has earned an esteemed reputation for creating the highest quality and most detailed collectible doll and accessories. Tonner’s products have been displayed in the Louvre complex and his immaculately proportioned creations have earned him the rights to bring: The Wizard of Oz, Harry Potter, The Big Bang Theory, Twilight, Avatar, Superman, Spider-Man, Gone With the Wind, and myriad other film, television and comic book characters to exquisite life worldwide.

For investor relations,
One World Holdings, Inc.
ir@oneworlddolls.com
(281) 497-1311

Notice Regarding Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words "believes," "expects," "anticipate" or similar expressions. Additionally, statements relating to the performance of One World Holdings or Tonner – One World following the merger, capital or funding to be raised by either of the companies in connection with or following the merger, the realization of new customers, future development of business opportunities following the merger, and the valuation or increased valuation of either company following the merger, or similar statements all constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements. In addition, description of past-success, either financial or strategic, is no guarantee of future success. This news release speaks as of the date first set forth above; and the Company expressly disclaims any responsibility or intention to update the information included herein for events occurring after the date hereof.